EXHIBIT NO. 99(e)

MFS® Shareholder Services

Build your future

Closed-end funds dividend reinvestment and cash purchase plan

Make the most of your long-term investing opportunities

Consider the MFS® Closed-End Funds Dividend Reinvestment and Cash Purchase Plan. By participating in the Plan, you’ll have two simple, affordable, and convenient ways to add to your holdings:

•	through the reinvestment of all distributions or long-term capital gain distributions

•	through cash purchases

Investment advisor

Massachusetts Financial Services Company

For more information, call

1-800-637-2304

any business day from

9 a.m. to 5 p.m. Eastern time

Write

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, RI 02940-3078

What is the Dividend Reinvestment and Cash Purchase Plan?

Reinvestment

The Plan allows you to increase your investment automatically by using dividend and capital gain distributions to buy additional shares of the Trust. Purchases are made at the market price unless the market price exceeds the net asset value (the shares are trading at a premium). If the shares are trading at a premium, purchases will be made at a discounted price of either the net asset value or 95% of the market price, whichever is greater.

Cash Purchase

Twice a year you also can buy shares through Computershare Trust Company, N.A. (“Computershare”), the Plan Agent. Investments may be made in any amount over $100. Shares are purchased in January and July on the 15th of the month or shortly thereafter. The Plan Agent must receive checks for investment no more than 30 and no less than two business days before the purchase date. You may request the return of a voluntary cash payment by written notice if the notice is received at least 48 hours before the purchase date. You will not receive interest on cash payments being held for investment.

Who can participate?

If the account is in your name, you can participate in the Plan. If your shares are in the name of a brokerage firm, bank, or other nominee, you should ask the firm or nominee to participate on your behalf. If the nominee does not offer the Plan, you may wish to request that your shares be re-registered in your own name so that you can participate. If your shares are in the name of a nominee, you might not be able to use all the services provided by the Plan Agent. In addition, you might not be able to continue to participate if you transfer your shares to another broker.

How do participants benefit?

You will build holdings in the Trust easily and automatically. You will receive a detailed account statement confirming each transaction. As long as you participate, the Plan Agent will hold on deposit any shares purchased for you through dividend reinvestment or cash purchase.

Is there a cost to participate?

There is no service charge to reinvest distributions because the Trust pays the Plan Agent’s fees. There are no brokerage charges for shares issued directly by the Trust. However, when shares are bought on the New York Stock Exchange or otherwise on the open market, each participant pays a pro rata share of the commissions. These commissions are expected to be less than the usual charges for individual transactions because the Agent buys shares for all participants in blocks, resulting in lower commissions for each participant. A pro rata share of the brokerage commissions is charged for each cash purchase.

What are the tax implications?

You will receive tax information annually for your personal records and to help prepare your federal and state tax returns. The automatic reinvestment of distributions does not relieve you of any income tax that may be payable (or required to be withheld) on these distributions. The annual tax information you receive will include the tax status of all distributions made to you for the year, including any reinvestments under the Plan. If you buy shares under the Plan at a discount (less than the market price), the Internal Revenue Code requires that the full fair market value of the shares you receive be treated as the actual amount of the Trust’s distributions made to you. This means that, for tax purposes, the amount of your distributions will be the full fair market value of the shares acquired under the Plan through the reinvestment of your distributions, as measured on the distributions’ payment date, rather than the lower price at which you actually reinvested. Any difference between the total distributions that you must report for tax purposes and the amount of cash you would have received had you not participated in the Plan will be treated either as a tax-free “return of capital” (up to the amount of your tax basis in your shares of the Trust) or as a taxable distribution, or a combination of the two. If you receive a return of capital, you must reduce your tax basis in your Trust shares by the amount of the return of capital. If you receive a return of capital that exceeds your remaining tax basis, the excess return will be treated as a taxable capital gain from a sale of shares.

To enroll in the Plan

•

Call 1-800-637-2304. Please have available the name of the Trust and your account and Social Security numbers. The Plan will be established upon receipt of your authorization unless it is received between the record date and the payable date for a distribution. In that case, reinvestments will begin with the next distribution.

•	Or, complete the enclosed form and return it to the address on the form.

To withdraw from the Plan Call 1-800-637-2304. Please have available the name of the Trust and your account and Social Security numbers. You can receive the value of your reinvested shares in one of two ways:

•	A check for the value of the full and fractional shares held on deposit. The Plan Agent will charge a service fee of $2.50 per account and a brokerage charge will also be deducted from the proceeds.

•

A certificate for the full shares and a check for the fractional share. There is no charge for this option. We must receive your request before the record date for it to be effective for that distribution. If your request is received between the record and reinvestment dates for a distribution, the Plan will be discontinued after the investment of that distribution. The price at which any transaction will be processed cannot be guaranteed. Your check and/or certificate will be mailed within five business days of the execution of your request. All sale requests in connection with a withdrawal from the Plan having an anticipated value of $25,000 or more shall be in writing.

To change your option

•	Call 1-800-637-2304. Please have available the name of the Trust and your account and Social Security numbers.

•	Or, complete the enclosed form and return it to the address on the form.

Important

The preceding instructions are for simple account registrations such as individual or joint accounts. For certain types of registrations such as corporate accounts, instructions must be submitted in writing. Please call for additional details.

For more information

Call:	1-800-637-2304 any business day from 9 a.m. to 5 p.m. Eastern time
Write:	Computershare Trust Company, N.A. P.O. Box 43078 Providence, RI 02940-3078

Either the Trust or Computershare may amend or terminate the Plan. Participants will receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice at least 90 days before the record date of any distribution by the Trust.

Terms and conditions of Dividend Reinvestment and Cash Purchase Plan

1. You, Computershare, will act as Agent for me and will open an account for me under the Dividend Reinvestment and Cash Purchase Plan in the same name as my present shares are registered and put into effect for me the reinvestment option of the Plan as of the first record date for a Distribution (including investment income, capital gain, option premium, or other distribution) and the cash purchase option of the Plan as of the next appropriate date as provided in paragraph 5 below after you receive the Authorization duly executed by me.

2. Whenever the Trust declares a Distribution, I hereby elect to take such Distribution as indicated in the Authorization, in shares, and you shall automatically receive such shares, including fractions, for my account, except in the circumstances described in paragraph 3 below. Except in such circumstances, the number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the Distribution payable on my shares by the net asset value per share of the Trust’s shares on the valuation date, provided that the normal discount from the then current market price per share should not exceed 5%. The valuation date will be the date on which such Distribution is payable.

3. Should the net asset value per share of the Trust’s shares exceed the market price per share on the valuation date for a Distribution, you shall apply the amount of such Distribution (as I have indicated in the Authorization) (less my pro rata share of brokerage commissions incurred with respect to your open-market purchases in connection with the reinvestment of such Distribution) to the purchase on the open market of shares of the Trust for my account. Such purchases will be made on or shortly after the payment date for such Distribution, and in no event more than 45 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. If the Agent is either unable to invest the full amount of the Distribution through open market purchases pursuant to this paragraph 3 or the shares of the Trust are no longer selling at a discount to the net asset value per share, the Agent shall complete the investment of the Distribution in accordance with paragraph 2 above.

4. For all purposes of the Plan: (a) the market price of the Trust’s shares on a particular date shall be the last sales price on the New York Stock Exchange on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date, and (b) net asset value per share of the Trust’s shares on a particular date shall be as determined by or on behalf of the Trust.

5. I understand that semiannually I have the option of sending additional funds, in any amount over $100, for the purchase on the open market of the Trust’s shares for my account. Voluntary payments will be invested on or shortly after the 15th of January and July, and in no event more than 45 days after such dates except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law. Funds received more than 30 business days before the investment date or less than two business days prior to the investment date will be returned uninvested. I may withdraw my entire voluntary cash payment by written notice received by you not less than 48 hours before such payment is to be invested.

6. Investments of voluntary cash payments and other open-market purchases provided for above may be made on any securities exchange where the Trust’s shares are traded, in the over-the-counter market, or in negotiated transactions and may be on such terms as to price, delivery, and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases affected. You shall have no responsibility as to the value of the Trust’s shares acquired for my account. For the purposes of cash investments you may commingle my funds with those of other shareholders of the Trust for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

7. You may hold my shares acquired pursuant to my Authorization, together with the shares of other shareholders of the Trust acquired pursuant to similar authorizations, in noncertificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Trust. Upon my request, you will deliver to me, without charge, a certificate or certificates for the full shares.

8. You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Trust, no certificates for fractional shares will be issued. However, Distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Trust’s shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

9. Any stock dividends or split shares distributed by the Trust on shares held by you for me will be credited to my account. In the event that the Trust makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

10. Your service fee for handling Distributions will be paid by the Trust. I will be charged a pro rata share of brokerage commissions on all open-market purchases.

11. I may terminate my account under the Plan by notifying you by telephone or in writing. Such termination will be effective immediately if my notice is received by you not less than 10 days prior to any Distribution record date; otherwise such termination will be effective shortly after the investment of such Distributions with respect to any subsequent Distribution. The Plan may be terminated by you or the Trust upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any Distribution by the Trust. Upon any termination you will cause a certificate or certificates for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds. All sale requests having an anticipated market value of $25,000 or more shall be made in writing.

12. These terms and conditions may be amended or supplemented by you or the Trust at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving Distributions, the Trust will be authorized to pay to such successor Agent, for my account, all Distributions payable on shares of the Trust held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

13. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law but assume no responsibility and shall not be liable for loss or damage due to error unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

14.	These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

MFS Fund Distributors, Inc., 500 Boylston Street, Boston, MA 02116.

MFSC-CEDRO-BRO-04/07

10926.1.0